EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-93006 and 333-127040 on Form S-3 and Registration Statement Nos. 33-60549, 33-68646, 33-68648, 33-96950, 333-40973, 333-40981, 333-75803, 333-84705, 333-46572, 333-46576, 333-81438, 333-113736, 33-125183, and 333-139597 on Form S-8 of our reports dated April 17, 2008, relating to the consolidated financial statements and financial statement schedule of ValueVision Media, Inc. and Subsidiaries (which report expressed an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for stock-based compensation in the fiscal year ended February 3, 2007) and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of ValueVision Media, Inc. and Subsidiaries for the year ended February 2, 2008.
/s/ Deloitte & Touche LLP
Minneapolis, MN
April 28, 2008